EXHIBIT 10.41
RESTRICTED STOCK AWARD AGREEMENT FOR
DEVON ENERGY CORPORATION
2005 LONG-TERM INCENTIVE PLAN
          THIS AWARD AGREEMENT (the “Agreement”) entered into as of _____________ (the “Grant Date”), by and between Devon Energy Corporation, a Delaware corporation (the “Company”) and _____________________(the “Participant”);
W I T N E S S E T H:
          WHEREAS, the Company has previously adopted the Devon Energy Corporation 2005 Long-Term Incentive Plan (the “Plan”); and
          WHEREAS, in connection with the Participant’s employment with the Company, the Company desires to award to the Participant ____________ shares of the Company’s Common Stock under the Plan subject to the terms and conditions of this Agreement; and
          NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the Participant and the Company agree as follows (all capitalized terms used herein, unless otherwise defined, have the meaning ascribed to such terms as set forth in the Plan):
          1. The Plan. The Plan, a copy of which is attached hereto as Exhibit A, is hereby incorporated by reference herein and made a part hereof for all purposes, and when taken with this Agreement shall govern the rights of the Participant and the Company with respect to the Award (as defined below).
          2. Grant of Award. The Company hereby grants to the Participant an award (the “Award”) of ____________ shares of the Company’s Common Stock, par value $.10 (the “Stock”), on the terms and conditions set forth herein and in the Plan.
          3. Terms of Award.
               (a) Escrow of Shares. A certificate or book-entry registration representing the Stock subject to the Award (the “Restricted Stock”) shall be issued in the name of the Participant and shall be escrowed with the Secretary of the Company (the “Escrow Agent”) subject to removal of the restrictions placed thereon or forfeiture pursuant to the terms of this Agreement.
               (b) Vesting. If the Participant’s Date of Termination has not occurred as of the vesting dates specified below (the “Vesting Dates”), then, the Participant shall be entitled, subject to the applicable provisions of the Plan and this Agreement having been satisfied, to receive on or within a reasonable time after the applicable Vesting Dates, on accumulative basis, the number of shares of Stock determined by multiplying the aggregate shares of Stock subject to the Award by the designated percentage set forth opposite the Vesting Date. Once vested pursuant to the terms of this Agreement, the Restricted Stock shall be deemed “Vested Stock.”
Vesting Schedule

Vesting Dates	Percent of Award Vested
«VestDate1»	25%
«VestDate2»	25%
«VestDate3»	25%
«VestDate4»	25%
The Participant shall forfeit the unvested portion of the Award (including the underlying Restricted Stock and “Accrued Dividends,” as such term is hereinafter defined) upon the occurrence of the Participant’s

Date of Termination unless the Award becomes vested under the circumstances described in paragraphs (i), (ii) or (iii) below.
          (i) The Award shall become fully vested upon the occurrence of a Change of Control Event which occurs prior to the Participant’s Date of Termination. However, if the Participant’s employment with the Company, the Subsidiaries, and the Affiliated Entities commenced less than 90 days before the Change of Control Event, (I) the Award shall become fully vested under this subsection (i) only if the Participant’s Date of Termination has not occurred before the 90th day following such date of hire, (II) the Award shall become vested under this sentence on the 90th day following such date of hire.
          (ii) If the Participant’s Date of Termination occurs under circumstances in which the Participant is entitled to severance benefits from the Company, a Subsidiary, or an Affiliated Entity under an employment agreement, severance agreement, or the Devon Energy Corporation Severance Plan, and the Participant signs and returns to the Company a release of claims against the Company in a form prepared by the Company (the “Release”), the Award shall become fully vested upon the date the Release becomes effective and the Restricted Stock shall be released within a reasonable time after the applicable Vesting date. If the Participant fails to sign and return the Release to the Company or revokes the Release prior to the date the Release becomes effective, the unvested shares of Restricted Stock subject to the Award shall be forfeited.
          (iii) The Committee may in its sole and absolute discretion elect to vest all or a portion of the unvested shares, subject to the Award upon the Participant’s Date of Termination if the Participant’s Date of Termination occurs by reason of the Participant’s death, Disability, occurs on or after the Participant’s Normal Retirement Date (as such term is defined in the Company’s Retirement Plan) or Early Retirement Date (as such term is defined in the Company’s Retirement Plan), or occurs under other special circumstances (as determined by the Committee).
               (c) Voting Rights and Dividends. The Participant shall have all of the voting rights attributable to the shares of Restricted Stock. Regular quarterly cash dividends declared and paid by the Company with respect to the shares of Restricted Stock shall be paid to the Participant. Any extraordinary dividends declared and paid by the Company with respect to shares of Restricted Stock (“Accrued Dividends”) shall not be paid to the Participant until such Restricted Stock becomes Vested Stock. Such Accrued Dividends shall be held by the Company as a general obligation and paid to the Participant at the time the underlying Restricted Stock becomes Vested Stock.
               (d) Vested Stock — Removal of Restrictions. Upon Restricted Stock becoming Vested Stock, all restrictions shall be removed from the certificates or book-entry registrations representing such Stock and the Secretary of the Company shall deliver to the Participant certificates or a Direct Registration Statement for the book-entry registration representing such Vested Stock free and clear of all restrictions, except for any applicable securities laws restrictions, together with a check in the amount of all Accrued Dividends attributed to such Vested Stock without interest thereon.
               (e) Date of Termination. The Participant’s “Date of Termination” means the first day occurring on or after the Grant Date on which the Participant is not employed by the Company, a Subsidiary, or an Affiliated Entity on a full-time basis, regardless of the reason for the termination of employment (or change from full-time to part-time basis); provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company, a Subsidiary, and an Affiliated Entity or between two Subsidiaries or two Affiliated Entities; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company, a Subsidiary, or an Affiliated Entity approved by the Participant’s employer. If, as a result of a sale or other transaction, the Participant’s employer ceases to be either a Subsidiary or an Affiliated Entity (and the Participant’s employer is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary or Affiliated Entity, then the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer.
          4. Legends. The shares of Stock which are the subject of the Award shall be subject to the following legend:

“THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE OR BOOK-ENTRY REGISTRATION ARE SUBJECT TO AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH THAT CERTAIN AWARD AGREEMENT FOR DEVON ENERGY CORPORATION 2005 LONG-TERM INCENTIVE PLAN DATED ____________ . ANY ATTEMPTED TRANSFER OF THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE OR BOOK-ENTRY REGISTRATION IN VIOLATION OF SUCH AGREEMENT SHALL BE NULL AND VOID AND WITHOUT EFFECT. A COPY OF THE AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF DEVON ENERGY CORPORATION.”
          5. Delivery of Forfeited Shares. The Participant authorizes the Secretary to deliver to the Company any and all shares of Restricted Stock that are forfeited under the provisions of this Agreement. The Participant further authorizes the Company to hold as a general obligation of the Company any Accrued Dividends and to pay such dividends to the Participant at the time the underlying Restricted Stock becomes Vested Stock.
          6. Employment. Nothing in the Plan or in this Agreement shall confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries or Affiliated Entities, or interfere in any way with the right to terminate the Participant’s employment at any time.
          7. Nontransferability of Award. The Participant shall not have the right to sell, assign, transfer, convey, dispose, pledge, hypothecate, burden, encumber or charge the Award or any Restricted Stock or any interest therein in any manner whatsoever.
          8. Notices. All notices or other communications relating to the Plan and this Agreement as it relates to the Participant shall be in writing and shall be delivered personally or mailed (U.S. mail) by the Company to the Participant at the then current address as maintained by the Company or such other address as the Participant may advise the Company in writing.
          9. Binding Effect and Governing Law. This Agreement shall be (i) binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns except as may be limited by the Plan, and (ii) governed and construed under the laws of the State of Oklahoma.
          10. Withholding. The Company and the Participant shall comply with all federal and state laws and regulations respecting the required withholding, deposit and payment of any income, employment or other taxes relating to the Award (including Accrued Dividends). The Company shall withhold the employer’s minimum statutory withholding based upon minimum statutory withholding rates for federal and state purposes, including payroll taxes, that are applicable to such supplemental taxable income. Any payment of required withholding taxes by the Participant in the form of Common Stock shall not be permitted if it would result in an accounting charge with respect to such shares used to pay such taxes unless otherwise approved by the Committee.
          11. Award Subject to Claims of Creditors. The Participant shall not have any interest in any particular assets of the Company, its parent, if applicable, or any Subsidiary or Affiliated Entity by reason of the right to earn an Award (including Accrued Dividends) under the Plan and this Agreement, and the Participant or any other person shall have only the rights of a general unsecured creditor of the Company, its parent, if applicable, or a Subsidiary or Affiliated Entity with respect to any rights under the Plan or this Agreement.
          12. Captions. The captions of specific provisions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provision hereof.
          13. Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall form one agreement.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

“COMPANY”	DEVON ENERGY CORPORATION,
a Delaware corporation

“PARTICIPANT”

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